Exhibit 99.1

Press Release

Orthovita, Inc.

77 Great Valley Parkway

Malvern, PA 19355

USA

Orthovita Receives FDA Clearance for

Vitoss™ Bioactive Foam-2X Bone Graft Substitute

For Immediate Release

Tuesday, December 7, 2010

Contact:	Nancy C. Broadbent
Senior Vice President and Chief Financial Officer
Orthovita, Inc.
610-640-1775 or 800-676-8482

MALVERN, Pennsylvania, Tuesday, December 7, 2010 – Orthovita, Inc. (NASDAQ: VITA), an orthobiologics and biosurgery company, announced today that it received 510(k) clearance from the U.S. Food and Drug Administration (FDA) to market Vitoss Bioactive Foam-2X Bone Graft Substitute for use as a non-structural bone void filler for use in the spine, pelvis and extremities. Orthovita expects to launch the newest addition to its bone graft substitute product line by late February or early March of 2011.

As compared to Orthovita’s current Vitoss Bioactive Foam Bone Graft Substitute products, the Vitoss Bioactive Foam-2X product has the same structure and porosity but contains increased levels of bioactive glass, which in-vitro testing has shown induces two times the deposition of calcium phosphate growth onto the surface of the implant, while retaining the same handling properties.

Antony Koblish, President and Chief Executive Officer of Orthovita, said, “Our in-vitro data indicate the increased levels of bioactive glass double the overall bioactivity of the product. Other studies have shown that increasing the concentration of bioactive glass leads to faster and more abundant bone formation. We believe that the combination of increased bioactivity and our unique scaffold design will support more effective bone formation than before. We are pleased to offer physicians and their patients a new, enhanced product that combines increased bioactivity with our market-leading synthetic bone scaffold technology. This is the first in a series of anticipated product innovations Orthovita expects to introduce into the market over the next 18 months.”

Vitoss Bioactive Foam-2X shares additional key characteristics with the other products in the Vitoss Foam product portfolio. For example, Vitoss Bioactive Foam-2X has the ability to soak and hold its own volume in bone marrow aspirate while retaining these biological fluids in pliable and compression-resistant forms, thereby providing all three key components for bone regeneration: scaffold, cells, and signals. In addition, Vitoss Bioactive Foam-2X contains Orthovita’s proprietary Vitoss beta-tricalcium phosphate bone graft substitute scaffold and Kensey Nash Corporation’s proprietary collagen material.

Pursuant to its contract with Kensey Nash Corporation, Orthovita will pay Kensey Nash to manufacture the Vitoss Bioactive Foam-2X product as well as make certain royalty payments to Kensey Nash based on the net sales of such product.

About the Company

Orthovita, Inc. is a specialty spine and orthopedic company with a portfolio of orthobiologic and biosurgery products. Our products are based on novel and unique proprietary biomaterials that have innovative mechanisms of action in the body. Our orthobiologic platform offers products for the fusion, regeneration and fixation of human bone. Our biosurgery platform offers products for controlling intra-operative bleeding, also known as hemostasis. Our current fusion and regeneration products are based on our proprietary VitossTM Bone Graft Substitute technology and address the non-structural bone graft market with synthetic, bioactive alternatives to patient- and cadaver-derived bone tissue. CortossTM Bone Augmentation Material, an injectable, polymer composite that mimics the structural characteristics of human bone, provides the basis for our fixation portfolio. Our hemostasis portfolio includes VitagelTM Surgical Hemostat, a proprietary, collagen-based matrix that controls bleeding and facilitates healing, and Vitasure™ Absorbable Hemostat, a plant-based product that can be deployed quickly throughout surgery.

Disclosure Notice

This press release may contain forward-looking statements regarding Orthovita’s current expectations of future events that involve risks and uncertainties, including, without limitation, our ability to timely and successfully launch Vitoss Bioactive Foam-2X, our ability to obtain regulatory clearance for and successfully launch other Vitoss product iterations, the demand and market acceptance of our products, and other aspects of our business. Such statements are based on management’s current expectations and are subject to a number of substantial risks and uncertainties that could cause actual results or timeliness to differ materially from those addressed in the forward-looking statements. Factors that may cause such a difference are listed from time to time in reports filed by the Company with the U.S. Securities and Exchange Commission (SEC), including but not limited to risks described in our most recently filed Form 10-K under the caption “Risk Factors.” Further information about these and other relevant risks and uncertainties may be found in Orthovita’s filings with the SEC, all of which are available from the SEC as well as other sources. Orthovita undertakes no obligation to publicly update any forward-looking statements.

Source: Orthovita, Inc.